Exhibit 10.2

Execution Version

$2,300,000,000

CREDIT AGREEMENT

Dated as of December 27, 2024
among

EQM MIDSTREAM PARTNERS, LP,
as the Initial Borrower,

ROYAL BANK OF CANADA,
as Administrative Agent
and
The Other Lenders Party Hereto

RBC CAPITAL MARKETS, LLC1
as
Lead Arranger

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	27
1.03	Accounting Terms	28
1.04	Rounding	28
1.05	References to Agreements and Laws	28
1.06	Times of Day	28
1.07	[Reserved]	28
1.08	Rates	29
1.09	Divisions	29

Article II THE COMMITMENTS AND BORROWINGS		29
2.01	Committed Loans	29
2.02	Borrowings, Conversions and Continuations of Committed Loans	30
2.03	[Reserved]	31
2.04	[Reserved]	31
2.05	Prepayments	31
2.06	Termination or Reduction of Commitments	32
2.07	Repayment of Loans	32
2.08	Interest	32
2.09	Fees	33
2.10	Computation of Interest and Fees	33
2.11	Evidence of Debt	34
2.12	Payments Generally	34
2.13	Sharing of Payments	36
2.14	[Reserved]	36
2.15	[Reserved]	36
2.16	Defaulting Lenders	37

Article III TAXES, YIELD PROTECTION AND ILLEGALITY		37
3.01	Taxes	37
3.02	Illegality	41
3.03	Inability to Determine Rates; Benchmark Replacement Setting	41
3.04	Increased Cost and Reduced Return; Capital Adequacy	46
3.05	Funding Losses	47
3.06	Matters Applicable to all Requests for Compensation	48
3.07	Survival	48

Article IV CONDITIONS PRECEDENT TO THE CLOSING DATE, THE SUBSEQUENT FUNDING DATE AND THE BORROWERCO ACCESSSION		48
4.01	Conditions of Closing Date	48
4.02	Conditions to the Subsequent Funding Date	50
4.03	Conditions to the BorrowerCo Accession	50

i

Article V REPRESENTATIONS AND WARRANTIES		52
5.01	Corporate Existence and Power	52
5.02	Corporate and Governmental Authorization; No Contravention	52
5.03	Binding Effect	52
5.04	Financial Information	52
5.05	Litigation	53
5.06	Compliance with ERISA	53
5.07	Environmental Matters	53
5.08	Taxes	53
5.09	Subsidiaries	54
5.10	Regulatory Restrictions on Borrowing; Margin Regulations	54
5.11	Full Disclosure	54
5.12	Anti-Money Laundering/International Trade Law Compliance	54
5.13	Compliance with FCPA	55
5.14	Affected Financial Institutions	55
5.15	Certificate of Beneficial Ownership	55
5.16	Solvency	55

Article VI AFFIRMATIVE COVENANTS		55
6.01	Information	55
6.02	Payment of Taxes	58
6.03	Maintenance of Property; Insurance	58
6.04	Conduct of Business and Maintenance of Existence	58
6.05	Compliance with Laws	59
6.06	Inspection of Property, Books and Records	59
6.07	Use of Proceeds	59
6.08	Governmental Approvals and Filings	59
6.09	Anti-Money Laundering/International Trade Law Compliance	59
6.10	Certificate of Beneficial Ownership and Other Additional Information	60

Article VII NEGATIVE COVENANTS		60
7.01	Liens	60
7.02	[Reserved]	62
7.03	Transactions with Affiliates	62
7.04	[Reserved]	62
7.05	Mergers and Sales of Assets	62
7.06	Change in Nature of Business	62
7.07	Use of Proceeds	62
7.08	Subsidiary Debt	62
7.09	Unrestricted JV Entities	63
7.10	Successor Borrower	64

Article VIII EVENTS OF DEFAULT AND REMEDIES		65
8.01	Events of Default	65
8.02	Remedies Upon Event of Default	67
8.03	Application of Funds	67

Article IX ADMINISTRATIVE AGENT		68
9.01	Appointment and Authorization of Administrative Agent	68
9.02	Rights as a Lender	68
9.03	Exculpatory Provisions	68
9.04	Reliance by Administrative Agent	69
9.05	Indemnification of Administrative Agent	70
9.06	Delegation of Duties	70
9.07	Resignation of Administrative Agent	71
9.08	Non-Reliance on Administrative Agent and Other Lenders	71
9.09	No Other Duties, Etc	71
9.10	Administrative Agent May File Proofs of Claim	72
9.11	No Reliance on Administrative Agent’s Customer Identification Program	72
9.12	Recovery of Erroneous Payments	73
9.13	Certain ERISA Matters	74

Article X MISCELLANEOUS		75
10.01	Amendments, Etc.	75
10.02	Notices; Effectiveness; Electronic Communication	76
10.03	No Waiver; Cumulative Remedies	78
10.04	Attorney Costs, Expenses and Taxes	78
10.05	Indemnification; Damage Waiver	79
10.06	Payments Set Aside	80
10.07	Successors and Assigns	80
10.08	Confidentiality	87
10.09	Set-off	87
10.10	Interest Rate Limitation	88
10.11	Counterparts; Electronic Execution	88
10.12	Integration	88
10.13	Survival of Representations and Warranties	89
10.14	Severability	89
10.15	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	89
10.16	Mitigation Obligations; Replacement of Lenders	90
10.17	Governing Law	91
10.18	No Advisory or Fiduciary Responsibility	91
10.19	Waiver of Right to Trial by Jury	92
10.20	USA PATRIOT Act Notice	92
10.21	[Reserved]	93
10.22	Acknowledgement Regarding Any Supported QFCs	93
10.23	Entire Agreement	94
10.24	Release of the Initial Borrower and the Parent Guarantor upon BorrowerCo Accession	94

SCHEDULES

1.01A	Closing Date Excluded Subsidiaries

1.01B	Closing Date Unrestricted JV Entities

2.01	Commitments and Pro Rata Shares

10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

B	Note

C	Compliance Certificate

D	Assignment and Assumption

E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

E-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

F	Solvency Certificate

G	Form of Successor Borrower Joinder

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 27, 2024, among EQM MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Initial Borrower” or, until the consummation of the BorrowerCo Accession, the “Borrower”) which, upon consummation of the BorrowerCo Accession, shall be replaced as Borrower by PipeBox Investments LLC, a Delaware limited liability company (the “Successor Borrower,” or, upon the consummation of the BorrowerCo Accession, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Royal Bank of Canada, as Administrative Agent.

The Initial Borrower has requested that the Lenders make term loans to the Borrower in an aggregate amount of up to $2,300,000,000.

The Lenders have agreed to make such term loans to the Borrower on each of the Closing Date and on the Subsequent Funding Date on the terms and conditions set forth herein.

Upon occurrence of the BorrowerCo Accession, the Initial Borrower and the Parent Guarantor shall be released from all of their respective Obligations hereunder and under each other Loan Document and all such Obligations of the Initial Borrower shall be assumed by the Successor Borrower.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” shall mean any Laws applicable to the Borrower or its Subsidiaries relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Rate” means, from time to time, the following percentages per annum (set forth in basis points), based upon the Public Debt Ratings as set forth below:

Pricing Level	Public Debt Ratings S&P/Moody’s/F itch	Term SOFR Rate/ Daily Simple SOFR Loans	Base Rate
1	A-/A3/A- or higher	50.0 bps	0.0 bps
2	BBB+/Baal/BBB+	62.5 bps	0.0 bps
3	BBB/Baa2/BBB	75.0 bps	0.0 bps
4	BBB-/Baa3/BBB-	100.0 bps	0.0 bps
5	BB+/Bal/BB+	125.0 bps	25.0 bps
6	BB/Ba2/BB	150.0 bps	50.0 bps
7	BB-/Ba3/BB- or lower	175.0 bps	75.0 bps

; provided that if the Loans are still outstanding on the date that is (x) ninety (90) days following the Closing Date, the Applicable Rate for each pricing level shall increase by 25 basis points, (y) one hundred and eighty (180) days following the Closing Date, the Applicable Rate for each pricing level shall increase by an additional 25 basis points or (z) on the date that is two hundred and seventy (270) days following the Closing Date, the Applicable Rate for each pricing level shall increase by an additional 25 basis points.

For purposes of this definition, “Public Debt Ratings” means a rating to be based on the Parent Guarantor's long-term senior unsecured non-credit enhanced debt ratings (“Senior Unsecured Ratings”) established by S&P, Moody’s, and Fitch. If at any time there is a split in Senior Unsecured Ratings among S&P, Moody’s, and Fitch and (a) two Senior Unsecured Ratings are equal and higher than the third Senior Unsecured Rating, the higher Senior Unsecured Ratings will apply, (b) two Senior Unsecured Ratings are equal and lower than the third Senior Unsecured Rating, the lower Senior Unsecured Ratings will apply, or (c) no Senior Unsecured Ratings are equal, the intermediate Senior Unsecured Rating will apply. In the event that the Parent Guarantor shall maintain Senior Unsecured Ratings from only two of S&P, Moody’s, or Fitch, and there is a split in such Senior Unsecured Ratings, (i) in the event of a single level split, the higher Senior Unsecured Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, the pricing will be based on the rating one level lower than the higher of the two. If only S&P, Moody’s, or Fitch issues a rating then such rating shall apply. In the event that the Parent Guarantor's senior unsecured long-term debt is not rated by any of S&P, Moody’s or Fitch, then the Applicable Rate shall be calculated at Pricing Level 7.

Each change in the Applicable Rate resulting from a publicly announced change in the Public Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning specified in Section 10.07(h).

“Arranger” means RBC Capital Markets, LLC.

“Asset Sale” means asset sales or other dispositions in respect of the Contributed Interests (as defined in the Contribution Agreement), including proceeds from the issuance or sale of stock in any Subsidiary of the Borrower or non-ordinary course sale or other disposition of the Transferred Assets (as defined in the Contribution Agreement) and any proceeds from any casualty or condemnation event in respect thereof; provided that Asset Sale shall not include (i) intercompany sales or dispositions of assets or property among the Borrower and its Subsidiaries, (ii) sales or other dispositions of assets or property generating Net Cash Proceeds not exceeding $50,000,000 for any single transaction or series of related transactions or $100,000,000 in the aggregate and (iii) any sale or other disposition of assets or property with respect to which the Borrower delivers a written notice to the Administrative Agent within 3 Business Days of receipt of the Net Cash Proceeds in respect thereof that the Borrower intends to use such Net Cash Proceeds within 6 months of receipt thereof to reinvest in the business of the Borrower and its Subsidiaries in a manner not prohibited hereby or to pay down outstanding Debt of the Borrower, except to the extent that any such Net Cash Proceeds have not been so utilized during such 6-month period, in which case, the applicable sale or other disposition of assets or property generating such Net Cash Proceeds shall constitute an “Asset Sale”, the Net Cash Proceeds of which will be deemed to be received as of the date immediately following the end of such 6-month period.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the fiscal year ended December 31, 2023 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent Guarantor and its Subsidiaries, including the notes thereto.

“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

“Availability Period” means the period from and including the Closing Date to the Commitment Termination Time.

“Available Tenor” has the meaning given such term in Section 3.03(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall have the meaning given to such term in the definition of “Defaulting Lender”.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Rate, plus 0.5%, (b) the Prime Rate, and (c) Daily Simple SOFR, plus the SOFR Adjustment, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than 1.00%, then such rate shall be deemed to be 1.00%. Any change in the Base Rate (or any component thereof) shall take effect from and including the effective date of such change in the Base Rate. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 3.02, Section 3.03(a) or Section 3.04, to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (c) until the circumstances giving rise to such event no longer exist.

“Base Rate Committed Loan” means a Committed Loan that bears interest based on the Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 2.02(a) as a Base Rate Loan.

“Benchmark” has the meaning given such term in Section 3.03(b).

“Benchmark Replacement” has the meaning given such term in Section 3.03(b).

“Benchmark Replacement Adjustment” has the meaning specified in Section 3.03(b).

“Benchmark Replacement Date” has the meaning specified in Section 3.03(b).

“Benchmark Transition Event” has the meaning specified in Section 3.03(b).

“Benchmark Unavailability Period” has the meaning specified in Section 3.03(b).

“Beneficial Owner” means each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s equity; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“BHC Act Affiliate” has the meaning specified in Section 10.22.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“BorrowerCo Accession” means the replacement of the Initial Borrower by the Successor Borrower as Borrower hereunder and related assumption of all Obligations hereunder (together with the applicable release of the Initial Borrower and the Parent Guarantor from all Obligations hereunder and under the other Loan Documents) upon satisfaction of the conditions precedent set forth in Section 4.03.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Certificate of Beneficial Ownership” means a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, to the extent required under the Beneficial Ownership Regulations, among other things, the Beneficial Owner of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“CIP Regulations” has the meaning specified in Section 9.11.

“Closing Date” means December 27, 2024, which is the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Termination Time” means the earliest of (i) immediately following the funding of any Borrowing on the Closing Date utilizing all of the Commitments on such date, (ii) immediately following the funding of any Borrowing on the Subsequent Funding Date, (iii) the redemption or repurchase of all of the Securities, regardless of whether the Commitments are funded on such date and (iv) the Outside Date (as defined in the Contribution Agreement as in effect on the Signing Date) as may be extended pursuant to Section 8.1(b)(i) of the Contribution Agreement as in effect on the Signing Date.

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Subsidiaries” means, at any date, any Subsidiary or other entity (other than any Unrestricted JV Entity), the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements prepared in accordance with GAAP if such statements were prepared as of such date.

“Contribution” means the Initial Borrower’s contribution (or its causing its Subsidiaries to contribute) to PipeBox LLC, a Delaware limited liability company (“JVCo”) the Contributed Interests (as defined in the Contribution Agreement) pursuant to the Contribution Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of November 22, 2024 (the “Signing Date”), by and among the Initial Borrower, EQM Gathering OpCo, LLC, a Delaware limited liability company, MVP HoldCo, LLC, a Delaware limited liability company, Pibb Member LLC, a Delaware limited liability company and JVCo (as amended, modified, supplemented or otherwise modified).

“Contribution Agreement Representations” means the representations made by the Investor (as defined in the Contribution Agreement) as are material to the interests of the Lenders in their capacity as such, but only to the extent that the Borrower (or its Affiliates) have the right to terminate (or not perform) its obligations under the Contribution Agreement or otherwise decline to consummate the Contribution pursuant to the Contribution Agreement as a result of an inaccuracy of such representations in the Contribution Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.22.

“Covered Party” has the meaning specified in Section 10.22.

“Credit Party” means any of the Administrative Agent and the Lenders.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Governmental Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website; provided, however, that if as of 5:00 p.m. (New York City time) on any SOFR Determination Date, Daily Simple SOFR for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then Daily Simple SOFR will be Daily Simple SOFR as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which Daily Simple SOFR was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such SOFR Determination Day; provided, further, that to the extent such rate as determined above shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor for all purposes herein.

“Daily Simple SOFR Loan” means a Loan that bears interest based on Daily Simple SOFR (excluding any Base Rate Loan bearing interest based on clause (c) of the definition of “Base Rate”).

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all non-contingent obligations (and, for purposes of Section 8.01(e) and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)            debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;

(e)            capital leases (as determined in accordance with the final sentence of this definition);

(f)            to the extent required to be included on the Borrower’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations;

(g)            all obligations of such Person for the payment of money under Production Payments; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of the Borrower shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any Subsidiary of the Borrower is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to the Borrower or Subsidiary, as applicable. Notwithstanding the foregoing, Debt of the Borrower and its Subsidiaries will be deemed not to include (i) indemnification, adjustment of purchase price, earnout or similar obligations, in each case, not past due, (ii) any lease that is or would have been characterized as an operating lease on December 31, 2018 in accordance with GAAP as in effect on such date, regardless of whether such lease was in effect on such date, and (iii) Debt subject to special mandatory redemption provisions (or similar) in connection with permitted acquisitions or that is held in escrow or in a segregated account pending the consummation of a specified permitted transaction.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.22.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or become the subject of a Bail-In Action.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disqualified Institution” means, on any date, (a) any Person whose primary business is hydrocarbon exploration, production, gathering, transmission or processing and (b) any Person, hedge fund or investment vehicle whose primary business is making investments (whether in the form of debt or equity); provided that for the avoidance of doubt, this definition shall exclude commercial and investment banks and any affiliates of such banks; provided, further that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic” means organized under the laws of any state of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 8.01.

“Excluded Subsidiary” means at any time a Subsidiary which is not a Material Subsidiary, and is organized solely for the purpose of holding, directly or indirectly, an ownership interest in one entity or property (or related entities or properties), does not engage in any business unrelated to such entity(ies) or property(ies) or the financing thereof and does not have any assets or indebtedness other than those related to its interest in such entity(ies) or property(ies) or the financing thereof and which shall have been identified as an Excluded Subsidiary at or prior to such time by notice from the Borrower to the Lenders. Schedule 1.01A lists Excluded Subsidiaries as of the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements that implement or modify the foregoing (together with any law implementing such agreements).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) 0%.

“Fee Letters” means (i) the bridge fee letter, dated November 22, 2024 among the Initial Borrower and Royal Bank of Canada and (ii) the arranger fee letter, dated November 22, 2024 among the Initial Borrower, RBC Capital Markets, LLC and Royal Bank of Canada.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Floor” means the SOFR Floor and any other applicable Benchmark floor or, if no floor is specified with respect thereto, zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Forward Sale” means an obligation to deliver oil, gas or other minerals to be acquired or produced in the future in consideration of advance payment therefor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.07(h).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(i).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Subsidiary” means, at any time, a Subsidiary which (a) is then guaranteeing the Obligations hereunder pursuant to a guarantee in a form and substance acceptable to the Administrative Agent (acting reasonably) and (b) for which the Borrower has delivered documents similar to those set forth in Sections 4.01(a)(iii), 4.01(a)(iv), and 4.01(a)(v), in each case, as may be reasonably requested by the Administrative Agent.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or a financing vehicle of the Borrower, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket B equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket B equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least ninety-one (91) days after the later of the termination of the Commitments and the repayment in full of the Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Borrower” has the meaning specified in the introductory paragraph hereto.

“Interest Payment Date” means, (a) as to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; provided, however, that if any Interest Period for a Base Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, with respect to any Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period applicable to any Term SOFR Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)            any Interest Period applicable to any Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (a) above, end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            no Interest Period shall extend beyond the Maturity Date; and

(d)            no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in any Committed Loan Notice.

“Investor Contribution” means the Investor’s (as defined in the Contribution Agreement) contribution of $3,500,000,000 (less any upfront fees or original issue discount payable in connection with such contribution) to JVCo.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning set forth in Section 2.03(h).

“JVCo” has the meaning specified in the definition of “Contribution”.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, the Parent Guarantee, each Note and the Fee Letters.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than (i) Non-Recourse Debt and (ii) the Loans) of the Borrower and one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $200,000,000.

“Material Financial Obligations” means (i) a principal or face amount of Debt, (ii) payment or collateralization obligations in respect of Swap Contracts, or (iii) payment obligations in respect of Forward Sales, in each case of the Borrower or any of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $200,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $200,000,000.

“Material Subsidiary” means any Subsidiary of the Borrower for which (i) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Borrower and its Consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Borrower and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year; provided that, with respect to any non-wholly-owned Subsidiary of the Borrower, the assets and revenue of such Subsidiary and its consolidated Subsidiaries shall be determined by multiplying the value of such assets and/or revenues by the percentage of the fully-diluted equity ownership interests of such Subsidiary that is owned by the Borrower or a Subsidiary of the Borrower.

“Maturity Date” means the earlier of (a) December 26, 2025 and (b) the date that is two (2) Business Days after the date that the BorrowerCo Accession occurs.

“Minimum Liquidity Requirement” means PipeBox Investments LLC shall have received cash proceeds for its own account in an amount of at least $2,400,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)            with respect to a any Asset Sale, the excess, if any, of (i) the amount of cash actually received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Debt that is secured by the asset sold pursuant thereto and that is required to be repaid in connection with the sale thereof, (B) the reasonable expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) Taxes reasonably estimated to be payable by the Borrower, any of its Subsidiaries, or any direct or indirect owner of the Borrower in connection with such transaction and (D) the amount of reserves established by the Borrower or any of its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP (or other applicable and generally accepted accounting principles); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; and

(b)            with respect to the incurrence of Debt for borrowed money, the excess, if any, of (i) cash actually received by the Borrower or its Subsidiaries in connection with such incurrence over (ii) the underwriting discounts, fees and commissions and other reasonable expenses incurred by the Borrower or applicable Subsidiary in connection with such issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Recourse Debt” of any Person means Debt secured by a Lien on one or more assets of such Person, where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets of such Person and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Lenders) such holder’s right to make the election provided under 11 U.S.C. § 1111(b)(1)(A) (a “Recourse Waiver”); provided, however, that no Recourse Waiver shall be required with respect to Production Payments. Debt of an Excluded Subsidiary which is without recourse to the Borrower or any other Subsidiary shall be deemed Non-Recourse Debt of such Excluded Subsidiary secured by all assets of such Excluded Subsidiary (whether or not such Debt is in fact so secured) and no Recourse Waiver shall be required in respect thereof.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Parent Guarantor and the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any the Borrower or any Affiliate of the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offer to Purchase” means the cash tender offer to purchase certain of the Initial Borrower’s Securities for an aggregate purchase price of up to $1,300,000,000, excluding accrued and unpaid interest.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16).

“Parent Guarantee” means that certain Guaranty dated as of the date hereof between the Parent Guarantor and the Administrative Agent (as may be amended, supplemented or otherwise modified from time to time).

“Parent Guarantor” means EQT Corporation, a Pennsylvania corporation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Payment Notice” has the meaning assigned to it in Section 9.12(b).

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” shall have the meaning given to such term in the definition of “Term SOFR Rate”.

“Permitted Encumbrances” means:

(a)            Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not past due or delinquent for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)            Liens (i) in connection with workers’ compensation, unemployment insurance or other social security, retirement benefits, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance arrangements in respect of such obligations, in each case, in the ordinary course of business, or (ii) to secure (or secure the Lien securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary, in each case, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)            Liens imposed by operation of law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, and mechanics’ liens and other similar liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties which secure payment of obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(e)            Liens arising solely by virtue of any statutory or common law or contractual provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(f)             judgment and attachment Liens not giving rise to an Event of Default;

(g)            purported Liens evidenced by the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases;

(h)            Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(i)             any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(j)             licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Borrower or any Subsidiary; and

(k)            Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 6.01.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent.

“Pro Rata Share” means, at any time, (A) with respect to each Lender’s Commitment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s outstanding Commitment at such time and the denominator of which is the Aggregate Commitments at such time and (B) with respect to each Lender’s Committed Loans, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s aggregate outstanding Committed Loans at such time, and the denominator of which is the Total Outstandings at such time. The initial Pro Rata Share with respect to each Lender’s Commitment is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Production Payment” means an assignment of an interest in a fixed quantity (measured by proceeds or by volume) of oil and gas or other hydrocarbons when produced from a specified oil and gas property or properties, in consideration for a payment in advance of production.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning specified in Section 10.22.

“QFC Credit Support” has the meaning specified in Section 10.22.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning specified in Section 3.03(b).

“Reportable Compliance Event” means that the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the Aggregate Commitments or, from and after the Closing Date or if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate greater than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, senior vice president, chief financial officer, secretary, treasurer or assistant treasurer of the Borrower (or its general partner). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower (or its general partner acting on behalf of the Borrower) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower (or its general partner).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means a country, region or territory subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means, collectively, (i) 100% of the Initial Borrower’s (x) $400,000,000 6.000% Senior Notes due July 2025 and (y) $500,000,000 4.125% Senior Notes due December 2026 and (ii) up to $1,300,000,000 in the aggregate of the Initial Borrower’s (w) 6.500% Senior Notes due 2048, (x) 5.500% Senior Notes due 2028, (y) 4.50% Senior Notes due 2029 and (z) 7.500% Senior Notes due 2030.

“Senior Officer” means the chief executive officer, president, executive vice president, senior vice president, chief financial officer or treasurer of the Borrower (or its general partner).

“Signing Date” shall have the meaning given to such term in the definition of “Contribution Agreement”.

“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Borrower and its Subsidiaries on the Closing Date; (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing; or (c) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Subsidiaries.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means 10 basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Solvent” means (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis is greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“SPC” has the meaning specified in Section 10.07(i).

“Specified Representations” means the representations and warranties in Sections 5.01, 5.02(a), 5.02(b) (solely with respect to non-contravention of certificate of incorporation (or similar document) or by-laws (or similar document) of the Parent Guarantor, the Borrower and the Successor Borrower and debt instruments with an aggregate outstanding principal amount exceeding $175,000,000), 5.03, 5.10, and 5.16 and the representation and warranty that the proceeds of the Loans will not be used, directly or indirectly, by the Borrower or its Subsidiaries (a) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (b) in any manner that would result in a violation of any Anti-Terrorism Law applicable to any party hereto.

“Subsequent Funding Date” means the Business Day during the Availability Period on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with the terms hereof).

“Subsidiary” of a Person means a corporation, partnership joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein or in any other Loan Document to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that in no event shall the terms “Subsidiary”, “Subsidiaries” or “subsidiary” contained in this Agreement or any other Loan Document include any Unrestricted JV Entity unless expressly specified otherwise.

“Successor Borrower” has the meaning specified in the introductory paragraph hereto.

“Supported QFC” has the meaning specified in Section 10.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means for any calculation with respect to a Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on a Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Rate Loan” means a Loan that bears interest based on Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 2.02(a) as a Term SOFR Rate Loan.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Total Outstandings” means, on any date, the aggregate outstanding principal amount of Committed Loans, after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Transactions” means (i) the funding of all or a portion of the Committed Loans on the Closing Date and, if applicable, the Subsequent Funding Date, (ii) the repurchase or redemption of the Securities and (iii) the payment of fees and expenses incurred in connection with the foregoing.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Term SOFR Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” has the meaning given such term in Section 3.03(b).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” and “U.S.” mean the United States of America.

“Unrestricted JV Entity” means (a) (i) Mountain Valley Pipeline, LLC, (ii) Eureka Midstream Holdings, LLC and (iii) any Subsidiary of the Borrower whose primary operations involve directly or indirectly owning the equity interests of the Persons listed in (i) or (ii) (and of which the Borrower designates in writing to the Administrative Agent that such Subsidiary is an Unrestricted JV Entity) (collectively, the “Eureka/MVP JV Entities”), (b) any Person (who would be a non-wholly owned Subsidiary of the Borrower if it were not an Unrestricted JV Entity), (i) whose total assets are equal to $250,000,000 or less and whose total revenues are equal to $250,000,000 or less (in each case, determined on an aggregate basis for all such Persons in this clause (b) by adding the products of (x) the amount of total assets or total revenues, as applicable, of each such Person and (y) the percentage of the fully-diluted equity ownership interests of such Person that is owned by the Borrower or a Subsidiary of the Borrower), and (ii) that is designated as an “Unrestricted JV Entity” on Schedule 1.01B as of the Closing Date or in a writing delivered to the Administrative Agent after the Closing Date, so long as no Event of Default shall exist prior to or immediately after giving effect to such designation and (c) any Subsidiary of any Person that constitutes an Unrestricted JV Entity pursuant to clause (a) or (b); provided, however, that, solely with respect to the foregoing clause (b), at any time that any such Person is wholly owned directly or indirectly by the Borrower or a Subsidiary of the Borrower, such Person shall not be an Unrestricted JV Entity. The Borrower shall be permitted to redesignate any Unrestricted JV Entity as a Subsidiary upon notice to the Administrative Agent so long as no Event of Default would occur due to such redesignation.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02            Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i)             The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)           The term “including” is by way of example and not limitation.

(iv)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)            Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

1.03            Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)            If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05            References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07            [Reserved]

1.08            Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Article II
THE COMMITMENTS AND BORROWINGS

2.01            Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such term loan, a “Committed Loan”) to the Borrower on each of the Closing Date and, if applicable, the Subsequent Funding Date in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. If, at 5:00 p.m. on the last day of the Availability Period, no Committed Loans have been made hereunder, this Agreement and the other Loan Documents shall be terminated and shall be of no further force and effect, except for those provisions hereof and thereof which by their express terms survive such termination. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Committed Loans may be Base Rate Loans or Term SOFR Rate Loans, as further provided herein.

2.02            Borrowings, Conversions and Continuations of Committed Loans.

(a)            Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower, which may be delivered via electronic mail. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans or of any conversion of Term SOFR Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each Borrowing of, conversion or continuation of Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of a Term SOFR Rate Loan, then the applicable Committed Loans shall be continued as Term SOFR Rate Loans with a one month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of a Term SOFR Rate Loan described in the preceding subsection. Each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds on the Closing Date or, to the extent applicable, the Subsequent Funding Date. Upon satisfaction of the applicable conditions set forth in Section 4.01 or Section 4.02, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)            Except as otherwise provided herein, a Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Rate Loans without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate. The determination of the Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in its prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03            [Reserved]

2.04            [Reserved]

2.05            Prepayments.

(a)            Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Term SOFR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid; provided that, a notice of prepayment of all or any part of the outstanding Committed Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Term SOFR Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, upon the consummation of the BorrowerCo Accession, and for so long as there is not more than one Lender, prepayments of Term SOFR Rate Loans are permitted to be made hereunder on the same day notice to the Administrative Agent is given, so long as such notice is provided not later than 11:00 a.m. (New York City time) on the date of such prepayment and such notice otherwise complies with the terms of this Agreement.

(b)            Mandatory Prepayments. Upon the occurrence of (x) in the case of clauses (i) and (ii) below, receipt of Net Cash Proceeds in respect thereof and (y) in the case of clause (iii) below, such event, the Borrower shall promptly (and in any event within three (3) Business Days) deliver written notice to the Administrative Agent (including via email) and promptly (and in any event within five (5) Business Days) prepay the Loans in amounts equal to (and subject to the provisos and circumstances described below):

(i)            100% of the Net Cash Proceeds actually received by the Borrower or any of its Subsidiaries from an Asset Sale; provided that to the extent any such Net Cash Proceeds are held by a foreign Subsidiary and repatriation thereof is prohibited or limited by applicable Law or other valid legal restriction, or the repatriation thereof would result in material adverse tax consequence to the Borrower or its Subsidiaries (as determined by the Borrower in good faith), the Borrower shall not be obligated to make any such repatriation or prepayment in respect of such Net Cash Proceeds if and so long as such prohibition or limitation exists or such material adverse tax consequences would continue to result;

(ii)            100% of the Net Cash Proceeds actually received by the Borrower or any of its Subsidiaries from any incurrence of Debt for borrowed money, other than: (x) any intercompany debt of the Borrower between or among any of its Subsidiaries or from the Parent Guarantor or any of its Subsidiaries in the ordinary course of business, (y) any commercial paper issued in the ordinary course of business and (z) any other working capital, letter of credit, overdraft facility, factoring arrangements, hedging and cash management or capital lease obligations incurred in the ordinary course of business; and

(iii)            100% of the Total Outstandings in the event the Offer to Purchase and Contribution both have not been consummated within one (1) Business Day after the funding in full of the Commitments.

2.06            Termination or Reduction of Commitments.

Unless previously terminated, the Aggregate Commitments shall terminate at the Commitment Termination Time.

The Borrower may, upon notice to the Administrative Agent (including via email), terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of termination or reduction; provided that, such a notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.

2.07            Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08            Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the SOFR Adjustment plus the Applicable Rate and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09            Fees.

(a)            Duration Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, the following fees on the following dates, calculated as a percentage of the aggregate principal amount of Loans outstanding on such date.

Duration Fee Payment Date	Duration Fee
45th day after the Closing Date	0.20%
90th day after the Closing Date	0.20%
180th day after the Closing Date	0.65%
270th day after the Closing Date	0.80%

(b)            Other Fees.

(i)            The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10            Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11            Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12            Payments Generally.

(a)            All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            (i) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that this subsection (b)(i) shall not be applicable to payments required to be made by the Borrower on the Maturity Date; and (ii) if the Maturity Date is not a Business Day, then any payment to be made by the Borrower on the Maturity Date shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be, unless such Business Day falls in another calendar month, in which case such payment shall be due on the immediately preceding Business Day.

(c)            Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.

(d)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Rate Loans (or, in the case of any Borrowing of Base Rate Committed Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Closing Date set forth in Section 4.01 or the Subsequent Funding Date set forth in Section 4.02, as applicable, are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)            The obligations of the Lenders hereunder to make Committed Loans are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Sections 10.04 or 10.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or make its payment under Sections 10.04 or 10.05.

(g)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13            Sharing of Payments.

(a)            If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(b)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 9.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to any of them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. For the avoidance of doubt, notwithstanding the application or holding pursuant to this subsection of all or a part of a payment made by the Borrower for the account of a Lender, as between the Borrower and such Lender the Borrower shall be discharged from the obligation with respect to which such payment was made as if and to the extent such application or holding had not occurred.

2.14            [Reserved]

2.15            [Reserved]

2.16            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the Commitment and Total Outstandings (if applicable) of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that this Section 2.16 shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01            Taxes.

(a)            Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within twenty (20) days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.01(d) for any Indemnified Taxes unless such Recipient notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than three hundred and sixty five (365) days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender (which solely for purposes of this Section 3.01(g) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            properly completed and executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(iii)            properly completed and executed copies of IRS Form W-8EXP claiming an exemption from withholding Tax; or

(iv)            to the extent a Foreign Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(A)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(B)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 147l(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any application thereof to another amount owed to the refunding Governmental Authority) as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Rate Loans, or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Rate Loans or to convert Base Rate Loans to Term SOFR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03            Inability to Determine Rates; Benchmark Replacement Setting.

(a)            Inability to Determine Rates. If, on or prior to the first day of an Interest Period or other interest rate setting:

(i)             the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Daily Simple SOFR cannot be determined pursuant to the definition thereof, or

(ii)            the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan, or the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then, in each case of clauses (i) and (ii), the Administrative Agent will promptly so notify the Borrower and each Lender and, thereafter, the obligation of the Lenders to make or maintain Term SOFR Rate Loans or Daily Simple SOFR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Rate Loans or Daily Simple SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)            Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent (in consultation with the Borrower) will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (in consultation with the Borrower) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)            Certain Defined Terms. As used in this Section 3.03(b):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (iv) of this Section 3.03(b).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 3.03(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower) for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the SOFR Adjustment; or

(2)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided, further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent (in consultation with the Borrower), which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03(b).

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.04            Increased Cost and Reduced Return; Capital Adequacy.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the Change in Law giving rise to a claim for compensation under subsection (a) or (b) of this Section, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts were determined) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05            Funding Losses. Other than in connection with (x) payments made due to the occurrence of the Maturity Date pursuant to clause (b) of the definition thereof or (y) any mandatory prepayments made pursuant to Section 2.05(b), upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)            any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16(a);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06            Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under Section 3.05 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07            Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV
CONDITIONS PRECEDENT TO THE CLOSING DATE, THE SUBSEQUENT FUNDING DATE AND THE BORROWERCO ACCESSSION

4.01            Conditions of Closing Date. The occurrence of the Closing Date and the obligation of each Lender to make its Committed Loan on such date is subject to satisfaction of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (.pdf or similar) unless otherwise specified or agreed by the Administrative Agent, each properly executed by a Responsible Officer of the Borrower or the Parent Guarantor, as applicable, unless otherwise specified or agreed by the Administrative Agent, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement from the Initial Borrower and of the Parent Guarantee from the Parent Guarantor, in each case, sufficient in number for distribution as reasonably requested by the Administrative Agent;

(ii)           a Note executed by the Initial Borrower in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Initial Borrower and the Parent Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Initial Borrower and/or the Parent Guarantor are a party;

(iv)          a certificate of the Delaware Secretary of State evidencing that the Initial Borrower is duly organized or formed, and is validly existing, in good standing under the laws of the State of Delaware, and a certificate from the Pennsylvania Secretary of State evidencing that the Parent Guarantor is duly organized or formed, and is validly existing, in good standing under the laws of the State of Pennsylvania;

(v)           a favorable opinion addressing customary issues of Kirkland & Ellis LLP, special New York counsel to the Initial Borrower, addressed to the Administrative Agent and each Lender, and a favorable opinion addressing customary issues of Morgan, Lewis & Bockius LLP, Pennsylvania counsel to the Parent Guarantor, addressed to the Administrative Agent and each Lender;

(vi)           a certificate signed by a Responsible Officer of the Initial Borrower certifying (A) that the Specified Representations are true and correct in all material respects on and as of the Closing Date (or if qualified by materiality or Material Adverse Effect, true and correct in all respects, except to the extent that any such Specified Representation relates to an earlier date or period, in which case such Specified Representation shall have been true and correct in all material respects on and as of such earlier date or period) and (B) on the Closing Date, there exists no Event of Default under Section 8.01(a) or (f); and

(vii)         a solvency certificate substantially in the form of Exhibit F;

(b)           The Initial Borrower shall have paid all fees and expenses required to be paid on or before the Closing Date (including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all Attorney Costs);

(c)           The Initial Borrower shall have provided to the Administrative Agent and the Lenders at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) Business Days prior to the Closing Date, (i) an executed Certificate of Beneficial Ownership (to the extent required under the Beneficial Ownership Regulation) and such other documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the USA PATRIOT Act, (ii) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (iii) all anti-money laundering documentation reasonably requested by the Administrative Agent;

(d)           The Commitment Termination Time shall not have occurred;

(e)           The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;

(f)            Solely to the extent the Commitments will be funded in a single Borrowing on the Closing Date:

(i)            each of the Contribution Agreement Representations shall be true and correct, and each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct in all respects), in each case on the Closing Date (except to the extent that any such Specified Representation relates to an earlier date or period, in which case such Specified Representation shall have been true and correct in all material respects on and as of such earlier date or period);

(ii)           all conditions precedent to the consummation of the Offer to Purchase (other than the occurrence of the Closing Date) and the Contribution (as set forth in the Contribution Agreement) shall be capable of being satisfied within one (1) Business Day following the Closing Date; and

(iii)            the Contribution Agreement shall not have been amended in any way that is materially adverse to the Lenders.

(g)            Solely to the extent a portion of the Commitments will be funded on the Closing Date with the remainder of the Commitments to be funded on the Subsequent Funding Date:

(i)            the redemption date for the Securities in clause (i) of such definition set forth in the applicable redemption notices shall be within one (1) Business Day of the initial funding on the Closing Date; and

(ii)            each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct in all respects), in each case on the Closing Date (except to the extent that any such Specified Representation relates to an earlier date or period, in which case such Specified Representation shall have been true and correct in all material respects on and as of such earlier date or period).

4.02            Conditions to the Subsequent Funding Date. The obligation of each Lender to make its Committed Loan on the Subsequent Funding Date is subject to the occurrence of the Closing Date and the satisfaction of the following conditions precedent:

(a)            All conditions precedent to the consummation of the Offer to Purchase (other than a funding hereunder) and the Contribution (as set forth in the Contribution Agreement) shall be capable of being satisfied within one (1) Business Day of the Subsequent Funding Date;

(b)            Each of the Contribution Agreement Representations shall be true and correct, and each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct in all respects), in each case on the Subsequent Funding Date (except to the extent that any such Specified Representation relates to an earlier date or period, in which case such Specified Representation shall have been true and correct in all material respects on and as of such earlier date or period);

(c)            The Contribution Agreement shall not have been amended in any way that is materially adverse to the Lenders;

(d)            The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;

The Request for the Borrowing on the Subsequent Funding Date submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 4.02(b) has been satisfied on and as of the Subsequent Funding Date.

4.03            Conditions to the BorrowerCo Accession. The occurrence of the BorrowerCo Accession is subject to the satisfaction of the following conditions precedent:

(a)     The Borrower shall have provided written notice (including via email) to the Administrative Agent of its intention to commence the BorrowerCo Accession;

(b)     The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (.pdf or similar) unless otherwise specified or agreed by the Administrative Agent, each properly executed by a Responsible Officer of the Successor Borrower unless otherwise specified or agreed by the Administrative Agent, each dated as of the date of effectiveness of the BorrowerCo Accession (or, in the case of certificates of governmental officials, a recent date prior thereto) and each in form and substance satisfactory to the Administrative Agent:

(i)     a Note executed by the Successor Borrower in favor of each Lender requesting a Note;

(ii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Successor Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Successor Borrower is a party;

(iii)     a certificate of the Delaware Secretary of State evidencing that each Successor Borrower is duly organized or formed, and is validly existing, in good standing under the laws of the State of Delaware;

(iv)       a joinder agreement substantially in the form of Exhibit G whereby the Successor Borrower shall become party hereto as Borrower (the “Successor Borrower Joinder”);

(c)     The Successor Borrower shall have provided to the Administrative Agent and the Lenders at least three (3) Business Days prior to the date of effectiveness of the BorrowerCo Accession, to the extent requested at least ten (10) Business Days prior to such date, (i) an executed Certificate of Beneficial Ownership (to the extent required under the Beneficial Ownership Regulation) and such other documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the USA PATRIOT Act, (ii) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (iii) all anti-money laundering documentation reasonably requested by the Administrative Agent; and

(d)     The Investor Contribution shall have occurred (or shall occur substantially concurrently with the occurrence of the BorrowerCo Accession); and

(e)     The Minimum Liquidity Requirement shall have been satisfied.

Upon the satisfaction of the conditions in this Section 4.03, the Successor Borrower shall become the Borrower hereunder and shall be bound by all of the terms and conditions applicable to the Borrower hereunder in the same manner and to the same extent as if it had executed this Agreement on the date hereof.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants, as of the Closing Date and the Subsequent Funding Date, that:

5.01              Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material Authorizations required to carry on its business as now conducted.

5.02              Corporate and Governmental Authorization; No Contravention. The Borrower’s incurrence of Debt hereunder, including by the Successor Borrower upon the BorrowerCo Accession and the execution, delivery and performance by the Borrower and the Parent Guarantor, as applicable, of this Agreement, the Notes and the Parent Guarantee and, in the case of the Successor Borrower, the Successor Borrower Joinder, (a) are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, and (b) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained), do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

5.03             Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

5.04             Financial Information.

(a)     The consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of December 31, 2023, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by Ernst & Young LLP, independent certified public accountants for the Parent Guarantor, and set forth in the Parent Guarantor’s 2023 Form 10-K, a copy of which has been delivered to each of the Lenders (i) fairly present, in conformity with GAAP, the consolidated financial position of the Parent Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year, and (ii) show, to the extent required by GAAP, all material indebtedness and other liabilities, direct or contingent, of the Parent Guarantor and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b)     The unaudited consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of September 30, 2024, and the related unaudited consolidated statements of income and cash flows for the three (3) months then ended, set forth in the Parent Guarantor’s Form 10-Q for the quarter ended September 30, 2024, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Parent Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three (3) month period (subject to normal year-end adjustments).

(c)     Since December 31, 2023 there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, or financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole.

5.05             Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries before any Governmental Authority in which there is a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

5.06             Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07             Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

5.08             Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for taxes have been made on the books of the Borrower and each Subsidiary). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

5.09             Subsidiaries. Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental authorizations required to carry on its business as now conducted, except where the absence of any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

5.10             Regulatory Restrictions on Borrowing; Margin Regulations.

(a)     Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b)     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U, T or X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Neither the making of any Borrowing nor the use of any proceeds thereof (either by the Borrower or the Borrower and its Subsidiaries on a consolidated basis) will violate the provisions of Regulations U, T or X issued by the FRB.

5.11             Full Disclosure. No written statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document, taken as a whole and together with disclosures made by the Borrower in filings with the SEC that are available to the Lenders, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that (a) such estimates, projections, forecasts and other forward-looking information, as to future events, are not to be viewed as facts and that the actual results may differ significantly and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

5.12             Anti-Money Laundering/International Trade Law Compliance. The Borrower represents and warrants that (a) none of the Borrower, any of its Subsidiaries, or any Senior Officer or director of the Borrower or any of its Subsidiaries, is a Sanctioned Person, (b) to the knowledge of the Borrower, no employee of the Borrower or any of its Subsidiaries, or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, (c) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower or such Subsidiary, through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; or (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (d) the Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions and (e) each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects.

5.13             Compliance with FCPA. The Borrower and each of its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq., and any foreign counterpart thereto. Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or such Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-l, et seq.

5.14             Affected Financial Institutions. None of the Borrower or any of its Subsidiaries is an Affected Financial Institution.

5.15             Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower pursuant to this Agreement, if any, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.

5.16             Solvency. On the Closing Date, and after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Article VI
AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01             Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a)     as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries (and, for purposes of this Section 6.01(a), “Consolidated Subsidiaries” shall include any Unrestricted JV Entity to the extent required to be consolidated by GAAP) as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Parent Guarantor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)     as soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries (and, for purposes of this Section 6.01(b), “Consolidated Subsidiaries” shall include any Unrestricted JV Entity to the extent required to be consolidated by GAAP) as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower or the Parent Guarantor;

(c)     simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower substantially in the form of the Compliance Certificate attached hereto;

(d)     within five days after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)     promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f)     promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent Guarantor shall have filed with the SEC;

(g)     if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041 (c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; or (viii) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan;

(h)      notice that S&P or Moody’s has changed the equity treatment for any securities if such change would be relevant to the determination of whether such securities are Hybrid Equity Securities, such notice to be given by the Borrower promptly upon receiving notice from S&P or Moody’s, or promptly upon otherwise acquiring actual knowledge of the foregoing; and

(i)     from time to time, such additional information regarding the financial position or business of the Parent Guarantor, the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section (a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent Guarantor or the Borrower posts such documents, or provides a link thereto on the Parent Guarantor or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Parent Guarantor or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which the Borrower notifies (which may be by electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02             Payment of Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, before delinquency, all their respective tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

6.03             Maintenance of Property; Insurance.

(a)     The Borrower will keep, and will cause each Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)     The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies (or, in the good faith business judgment of the Borrower, through self-insurance), insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies of established repute engaged in the same or a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04             Conduct of Business and Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary (to the extent failure to do so would reasonably be expected to cause a Material Adverse Effect) to preserve, renew and keep in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of its organization and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 6.04 shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if (A) in the case of a Domestic Subsidiary, the Person surviving such consolidation or merger is a Domestic Subsidiary and (B) in the case of a foreign Subsidiary, the Person surviving such consolidation or merger is a Subsidiary, if, in each case covered by this clause (i), after giving effect thereto, no Default shall have occurred and be continuing, or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

6.05             Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will comply, and cause each Subsidiary to comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

6.06             Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, once per year unless an Event of Default exists, will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

6.07             Use of Proceeds. The proceeds of the Loans made under this Agreement may be used by the Borrower to finance the repurchase or redemption of the Securities, any accrued and unpaid interest thereon and to pay any fees and expenses incurred in connection therewith.

6.08             Governmental Approvals and Filings. The Borrower will, and will cause each Subsidiary to, keep and maintain in full force and effect all action by or in respect of, or filing with, any Governmental Authority necessary in connection with (a) the execution and delivery of this Agreement, or any Note issued hereunder by the Borrower, (b) the consummation by the Borrower of the transactions herein or therein contemplated, (c) the performance of or compliance with the terms and conditions hereof or thereof by the Borrower, or (d) any other actions required to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

6.09             Anti-Money Laundering/International Trade Law Compliance. The Borrower covenants and agrees that (a) none of the Borrower or any of its Subsidiaries will become a Sanctioned Person, (b) none of the Borrower or any of its Subsidiaries, either in its own right or, to the knowledge of the Borrower or such Subsidiary, through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) it shall maintain in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents with Anti-Terrorism Laws and applicable Sanctions, (d) the Borrower will comply, and will cause its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers, employees (in each such Person’s capacity as a director, officer or employee of the Borrower or its Subsidiaries) and agents to comply, with Anti-Terrorism Laws and applicable Sanctions in all material respects, (e) the funds used to repay the Obligations will not be derived from any unlawful activity of the Borrower or its Subsidiaries, and (f) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

6.10             Certificate of Beneficial Ownership and Other Additional Information. The Borrower will provide to the Administrative Agent and the Lenders: (a) to the extent required under the Beneficial Ownership Regulation, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (b) to the extent required under the Beneficial Ownership Regulation, a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

Article VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01             Liens. Neither the Borrower nor any Subsidiary shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)     any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary, provided such Lien is not created in contemplation of such event;

(b)     any Lien on any asset (plus improvements thereon, related contracts, intangibles and other assets that are included thereto or arise therefrom, and the products and proceeds thereof) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, improving, constructing or repairing such asset, provided that such Lien attaches to such asset concurrently with or within one hundred and eighty (180) days after completion of the acquisition, improvement, construction or repair thereof;

(c)     any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary, provided such Lien is not created in contemplation of such event;

(d)     any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary, provided such Lien is not created in contemplation of such acquisition;

(e)      any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the other clauses of this Section; provided that such Debt is not increased (other than amounts incurred to pay costs, including accrued and unpaid interest, fees, premiums and expenses related thereto, of renewal and replacement) and is not secured by any additional assets (other than accessions, improvements and replacements of such assets);

(f)     Liens on cash and cash equivalents to secure obligations arising under Swap Contracts which Liens (i) are granted pursuant to a Master Agreement or pursuant to the rules of a designated contract market and (ii) secure Swap Contracts which are entered into with respect to the Borrower’s operations in the ordinary course of its business;

(g)      Liens in favor of the Borrower or any Subsidiary (other than Liens on assets of the Borrower);

(h)      Liens granted pursuant to any Loan Documents;

(i)     Permitted Encumbrances;

(j)     Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption (including a special mandatory redemption in connection with an acquisition) or defeasance provisions;

(k)     Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; provided that no Liens under this clause (k) shall secure debt for borrowed money;

(l)      Liens on insurance policies and the proceeds thereof securing the financing of the related premiums;

(m)     Liens on the capital stock or other equity interest of an Unrestricted JV Entity permitted under Section 7.09(a); and

(n)     Liens not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate outstanding principal amount of all Debt and other obligations secured thereby and outstanding at the time such Debt is incurred or such Lien is granted, shall not, at such time, exceed $25,000,000.

The expansion of obligations secured by Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Debt, amortization of original issue discount and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

7.02             [Reserved]

7.03             Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of capital stock or other equity interests or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate, except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as could have been obtained from a third party who was not an Affiliate; provided that the foregoing restrictions shall not apply to (i) transactions between or among the Parent Guarantor, the Borrower and any of their respective Subsidiaries (without giving effect to the proviso in the definition of “Subsidiary”, and whether or not wholly-owned) or (ii) immaterial transactions, and provided, further that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing.

7.04             [Reserved]

7.05             Mergers and Sales of Assets. The Borrower will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that (i) the Borrower may merge with any another Person if (x) the Borrower is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing and (ii) the Borrower or any Subsidiary may sell, lease or otherwise transfer all or substantially all of its assets to a wholly-owned Subsidiary.

7.06             Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, provided that the Borrower or any Subsidiary may engage in any Similar Business.

7.07             Use of Proceeds. The Borrower shall not use the proceeds of the Borrowing, whether directly or indirectly, for a purpose that entails a violation of Regulations U, T or X of the FRB. The proceeds of the Loans shall not be used, directly or indirectly, by the Borrower or its Subsidiaries (a) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or (b) in any manner that would result in a violation of any Anti-Terrorism Law applicable to any party hereto.

7.08             Subsidiary Debt. The Borrower will not permit the aggregate outstanding principal amount of Debt for borrowed money of all Subsidiaries (other than Guarantor Subsidiaries) to exceed $25,000,000 (as of the date of determination), except:

(a)     any Debt existing at the time such Person becomes a Subsidiary not incurred in contemplation of such event;

(b)     any Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, improving, constructing or repairing any asset; provided that such debt is incurred concurrently with or within 180 days after completion of the acquisition, improvement, construction or repair thereof;

(c)     any Debt of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary not created in contemplation of such event;

(d)     Debt owed to the Borrower or a Subsidiary;

(e)     Debt incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(f)     guarantees of other Debt permitted by this Agreement; and

(g)     any Debt arising out of the refinancing, extension, renewal or refunding of any Debt permitted under clause (a), (b) or (c) of this Section; provided that such Debt is not increased (other than amounts incurred to pay costs, including accrued and unpaid interest, fees, premiums and expenses related thereto, at renewal and replacement).

7.09             Unrestricted JV Entities.

(a)     Except as otherwise provided under this Section 7.09, the Borrower shall not, and shall not permit any Subsidiary to, (i) provide any Guarantee of any Debt of any Unrestricted JV Entity, (ii) permit any Debt of any Unrestricted JV Entity to be recourse to the Borrower, any Subsidiary or any of their respective assets, or (iii) permit any Lien on the property of the Borrower or any Subsidiary to secure any Debt of any Unrestricted JV Entity, in each case, other than a Lien (and corresponding limited guarantee) on the capital stock or other equity interests of such Unrestricted JV Entity to secure Debt of such Unrestricted JV Entity.

(b)     Except as otherwise provided under this Section 7.09, the Borrower shall not permit any Unrestricted JV Entity to (i) own any capital stock of or other equity interests in the Borrower or any Subsidiary, (ii) hold any Debt of the Borrower, except in the ordinary course of business but in no event Debt for borrowed money, or (iii) hold any Lien on property of the Borrower or any Subsidiary, except in connection with the ordinary course of business but in no event to secure Debt for borrowed money.

(c)     Notwithstanding anything to the contrary set forth in clauses (a) and (b) above (except with respect to the Eureka/MVP JV Entities), so long as no Event of Default then exists or will result therefrom, (i) the Borrower or any Subsidiary may sell or otherwise transfer any asset (excluding capital stock of or other equity interests in any Subsidiary) to any Unrestricted JV Entity, and any Unrestricted JV Entity may own such assets, (ii) the Borrower or any Subsidiary may sell or otherwise transfer capital stock of or other equity interests in any Subsidiary to any Unrestricted JV Entity, and any Unrestricted JV Entity may own such capital stock or other equity interests, so long as such Subsidiary is not a “Subsidiary” of the Borrower under this Agreement after giving effect to such sale or transfer and (iii) the Borrower and any Subsidiary of the Borrower may provide credit support (including issuing and maintaining letters of credit, guaranties (other than guaranties of Debt for borrowed money) and surety and performance bonds on behalf of any Unrestricted JV Entity) to any Unrestricted JV Entity pursuant to agreements between the Borrower, any Subsidiary and any Unrestricted JV Entity entered into in the ordinary course of business.

(d)     The Borrower shall not permit any Unrestricted JV Entity to engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, provided that any Unrestricted JV Entity may engage in any Similar Business.

7.10             Successor Borrower.

(a)     The Successor Borrower will not incur any Debt or Liens or engage in any material activities or consummate any material transactions and will not conduct, transact or otherwise engage in any material business or material operations, in each case, other than:

(i)     participating in tax, accounting, legal and other administrative matters related to the Successor Borrower and incurring fees in connection therewith, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(ii)     the entry into, and the exercise of its rights and performance of its obligations under and in connection with this Agreement, the Successor Borrower Joinder and the other Loan Documents;

(iii)     performing its obligations under the Contribution Agreement and the other documents and agreements related thereto and transactions that are otherwise specifically permitted or expressly contemplated hereunder;

(iv)     providing indemnification for its current and former officers, directors, members of management, managers, employees and advisors or consultants;

(v)     holding of any cash, cash equivalents or other assets received from or investments made by the Parent Guarantor, the Initial Borrower or any of their respective Subsidiaries;

(vi)     the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees);

(vii)     holding director and equityholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law;

(viii)     entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 7.09,

(ix)     the preparation of reports to Governmental Authorities and to its shareholders,

(x)     the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit; and

(xi)     activities incidental to the businesses or activities described in the foregoing clauses.

(b)     The Successor Borrower will not amend its organizational documents in any way that is materially adverse to the Lenders without the consent of the Required Lenders.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01             Events of Default. Any of the following shall constitute an Event of Default:

(a)     Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, or any facility or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)     Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(d), 6.04 (with respect to the Borrower’s existence), 6.07, 6.08 or 6.09(a) or Article VII; or

(c)     Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower, in this Agreement or in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except to the extent qualified by materiality, in which case they shall be true and correct in all respects and except that the representation and warranty made in Section 5.12(a) shall be true and correct in all respects) when made or deemed made; provided that (except in the case of any representation, warranty or certification made with respect to any financial statement of the Borrower or made pursuant to Section 5.12(a)) if such lack of correctness is capable of being remedied or cured within a 30-day period, Borrower shall have a period of 30 days after the earlier of (i) written notice thereof has been given to the Borrower by Administrative Agent (acting on the request of one or more Lenders) or (ii) a Responsible Officer of the Borrower has obtained knowledge thereof, within which to remedy or cure such lack of correctness; or

(e)     Cross-Payment Default; Cross-Acceleration. The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Financial Obligations, or (B) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default or other event is to cause the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or

(f)     Insolvency Proceedings. Etc. The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment. The Borrower or any Material Subsidiary (i) admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)     Judgments. There is entered against the Borrower or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $200,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)     ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $200,000,000 in the aggregate; or

(j)     Invalidity of Loan Documents. Any Loan Document (other than the Fee Letters), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)     Change of Control. There occurs any Change of Control with respect to the Borrower.

8.02             Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)     declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)     [reserved]; and

(d)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03             Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX
ADMINISTRATIVE AGENT

9.01             Appointment and Authorization of Administrative Agent.

Each of the Lenders hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; provided that the meaning of such term in Section 10.07(c) is intended to be consistent with the meaning of such term as used in Section 5f.103-1(c) of the United States Treasury Regulations. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02             Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03             Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04             Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05             Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such or against any Agent-Related Persons acting for the Administrative Agent in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.06             Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07             Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.08             Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09             No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.10             Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11             No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

9.12             Recovery of Erroneous Payments.

(a)     If the Administrative Agent notifies any Credit Party, or any Person who has received funds on behalf of a Credit Party (any such Credit Party or other recipient (excluding, for the avoidance of doubt, the Borrower and its Subsidiaries and their Affiliates), a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)     Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(c)     Each Credit Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Credit Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Credit Party from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (a) or (b) or under the indemnification provisions of this Agreement.

(d)     In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Credit Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, for the purpose of making such Erroneous Payment. For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)     Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Credit Party, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.13             Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D)to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article X
MISCELLANEOUS

10.01           Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)     postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)     reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)     change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(e)     change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency or to effect the BorrowerCo Accession.

10.02           Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)     if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)     if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Change of Address. Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)     Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03           No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04           Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses, including Attorney Costs (which shall be limited to those of one firm of outside counsel and, if necessary, a single local counsel in each appropriate jurisdiction and such other counsel retained with the Borrower’s prior written consent), incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (b) to pay or reimburse the Administrative Agent and each Lender (other than any Disqualified Institution or Defaulting Lender) for all reasonable out-of-pocket costs and expenses, including Attorney Costs, incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Other Taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender (other than any Disqualified Institution or Defaulting Lender). All amounts due under this Section 10.04 shall be payable promptly after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05           Indemnification; Damage Waiver.

(a)     Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the Attorney Costs of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate material jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary of the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the breach of this Agreement in bad faith by such Indemnitee, (y) gross negligence or willful misconduct of such Indemnitee or (z) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower), other than claims against a Lender in its capacity as Administrative Agent. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Without limiting the provisions of Section 3.01(d), this Section shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, etc. arising from any non-Tax claim.

(b)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

10.06           Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07           Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with the consummation of the BorrowerCo Accession which shall be effected upon satisfaction of the conditions set forth in Section 4.03) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (j) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that a Lender’s commitments hereunder shall only be permitted to be assigned after the date that is ninety (90) days after the Closing Date; provided, further, that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (h) of this Section), no minimum amount need be assigned, and

(B)     in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent, and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)     No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B, or (C) to a natural Person. For the avoidance of doubt, any Disqualified Institution is subject to Section 10.07(k).

(vi)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)     The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations in such Sections, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 10.16 as if it were an assignee under subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.16 with respect to any Participant.

(f)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)     As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)     Disqualified Institutions.

(i)     No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (j)(i) shall not be void, but the other provisions of this clause (j) shall apply.

(ii)     If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, and in each case, without the payment of premium, penalty, any assignment fee or any amounts otherwise due under Section 3.05.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.08           Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood, for the avoidance of doubt, that the definition of Disqualified Institutions may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Borrower or (iii) to any actual or potential insurer or reinsurer; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any credit insurance provider relating to the Borrower and its obligations. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowing. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09           Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10           Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11           Counterparts; Electronic Execution. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement or any other Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

10.12           Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13           Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.14           Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15           Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.16           Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with applicable Laws; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 10.16(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof.

10.17           Governing Law.

(a)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW; PROVIDED, FURTHER, THAT THE LAWS OF THE STATE GOVERNING THE CONTRIBUTION AGREEMENT SHALL GOVERN IN DETERMINING (I) THE ACCURACY OF THE CONTRIBUTION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF, THE BORROWER (OR ITS AFFILIATES) HAVE THE RIGHT OR WOULD HAVE THE RIGHT TO TERMINATE ITS OBLIGATIONS THEREUNDER AND (II) WHETHER THE CONTRIBUTION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE CONTRIBUTION AGREEMENT (IN EACH CASE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF DELAWARE OF ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION).

(b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18           No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arrangers, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lender or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arranger(s) have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

10.19           Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20           USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when the Borrower opens an account, the Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow the Lender to identify the Borrower, such as organizational documents. For some businesses and organizations, the Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

10.21           [Reserved]

10.22           Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23           Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.24           Release of the Initial Borrower and the Parent Guarantor upon BorrowerCo Accession. The Administrative Agent and the Lenders hereby irrevocably agree that upon consummation of the BorrowerCo Accession:

(a)     the Initial Borrower and the Parent Guarantor shall be automatically, irrevocably and without further action released from its obligations under this Agreement and each other Loan Document and all obligations of the Initial Borrower and the Parent Guarantor hereunder and under any other Loan Document shall be automatically and irrevocably satisfied, discharged and terminated.

(b)     the Lenders hereby authorize the Administrative Agent, and the Administrative Agent agrees, to execute and deliver to the Initial Borrower or the Parent Guarantor, at the Borrower’s expense, all documents (including any written release) that the Initial Borrower or the Parent Guarantor shall reasonably request to evidence such release.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

EQM MIDSTREAM PARTNERS, LP

By: EQGP SERVICES, LLC, its general partner

By:	/s/ Daniel Greenblatt
Name:	Daniel Greenblatt
Title:	Vice President, Back Office, and Treasurer

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Sean Ekanayaka
Name:	Sean Ekanayaka
Title:	Deal Manager

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

Signature Page to Credit Agreement